SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

_____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

April 9, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 11:30 a.m., local time, on Tuesday, May 26, 2009, at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay’s business operations. There will also be time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay. We hope you will be able to attend the annual meeting. Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the annual meeting. Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Dr. Felix Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 26, 2009.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2009 Annual Meeting of Stockholders

2008 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 26, 2009

The 2009 Annual Meeting of Stockholders of Vishay Intertechnology, Inc. will be held at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355, on Tuesday, May 26, 2009 at 11:30 a.m., local time. The meeting will be held to consider and act upon:

1.	the election of four directors to hold office until 2012;

2.	the ratification of our independent registered public accounting firm;

3.	such other business as may be brought properly before the meeting.

The stockholders of record at the close of business on March 30, 2009 will be entitled to vote at the annual meeting or at any adjournment thereof. Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,

William M. Clancy
Corporate Secretary

Malvern, Pennsylvania
April 9, 2009

TABLE OF CONTENTS

SECTION

About the Meeting	1

Governance of the Company	5

Director Compensation	10

Proposal One – Election of Directors	11

Report of the Audit Committee	14

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	15

Security Ownership of Certain Beneficial Owners and Management	17

Executive Compensation	19

Report of the Compensation Committee	30

Compensation Tables	31

Certain Relationships and Related Transactions	46

Other Matters	47

Availability of Annual Report and Form 10-K to Stockholders	47

Stockholder Proposals for 2010 Annual Meeting	47

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2009 Annual Meeting of Stockholders of Vishay to be held at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355, on Tuesday, May 26, 2009 at 11:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about April 9, 2009.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually. This year’s meeting will be held on May 26, 2009. There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors is seeking your proxy to vote on these items. This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions. Throughout this proxy statement, we will refer to ourselves as “Vishay Intertechnology, Inc.,” “Vishay,” “we,” “our,” or the “Company.”

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy. When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established March 30, 2009 as the record date for the 2009 annual meeting.

What is the difference between “Stockholders of Record” and “Beneficial Owners”?

If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the stockholder of record. The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors’ recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board of Directors (the “Board”) recommends a vote

  FOR the election of four directors to hold office for terms of three years and until their successors are duly elected and qualified (see Proposal One); and
  FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2009 (see Proposal Two).

Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock. On the record date, there were 172,205,536 shares of common stock and 14,352,888 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at Vishay’s World Headquarters, located at 63 Lancaster Avenue, Malvern, PA 19355. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business. As set forth in Vishay’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting. Abstentions are regarded as voted shares and will have the same effect as a vote “AGAINST” Proposal Two. Abstentions will have no effect on the election of directors under Proposal One.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange (“NYSE”). A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Under the NYSE rules, brokers may vote in their discretion on Proposals One and Two. Accordingly, the failure of a broker to vote on these matters will not be considered a broker non-vote.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

  Proposal One. The election of four directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.
  Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2009 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

How do I vote my shares? Can I vote electronically?

Please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote “FOR ALL” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

  sign and timely return another proxy card bearing a later date; or
  provide written notice of the revocation to Vishay’s Corporate Secretary; or
  attend the annual meeting and vote in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the enclosed proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the election of directors and the ratification of the independent registered public accounting firm to be routine matters. On these matters, your broker or nominee can vote your street name shares on these items even though you have not provided voting instructions, or choose not to vote your shares on these matters.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay’s shares or voting power?

Dr. Felix Zandman, Founder, Executive Chairman of the Board of Directors, and Chief Technical and Business Development Officer of Vishay, directly, beneficially, and as voting trustee under a voting trust agreement, has sole or shared voting power over 45.2% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock and intends to vote FOR ALL nominees and FOR Proposal Two.

According to filings made with the Securities and Exchange Commission (“SEC”), LSV Asset Management owns greater than 5% of Vishay’s outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” for more information. LSV Asset Management has not indicated its intentions to Vishay regarding matters to be voted on at the annual meeting.

Who paid to send me the proxy materials?

Vishay is required to make these materials available to you. The SEC recently adopted rules that allow us to change the way we make our proxy statement and other annual meeting materials available to you. The rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2009 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about April 9, 2009. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay’s investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

The cost of solicitation of proxies will be borne by Vishay. The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer (“CEO”). The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board’s primary responsibilities include:

  Review of Vishay’s performance, strategies, and major decisions;
  Oversight of Vishay’s compliance with legal and regulatory requirements and the integrity of its financial statements;
  Oversight of management, including review of the CEO’s performance and succession planning for key management roles; and
  Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Additional description of the Board’s responsibilities is included in our Corporate Governance Principles document, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website. These include:

  Corporate Governance Principles
  Code of Business Conduct and Ethics
  Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers
  Audit Committee Charter
  Nominating and Corporate Governance Committee Charter\
  Compensation Committee Charter
  Strategic Affairs Committee Charter
  Policy on Director Attendance at Annual Meetings
  Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors
  Procedures for Securityholders’ Submissions of Nominating Recommendations
  Securityholder Communications with Directors and Interested Party Communication with Non-Management Directors
  Whistleblower and Ethics Hotline Procedures
  Related Party Transaction Policy

To view these documents, access ir.Vishay.com and click on “Corporate Governance.” Any of these documents can be obtained in print by any stockholder upon written request to Vishay’s investor relations department.

We intend to post any amendments to or any waivers from, a provision of our Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of our Board of Directors?

Vishay has a staggered Board of Directors divided into three classes. The number of directors is fixed by the Board of Directors, subject to a maximum of fifteen directors as provided in the Company’s charter documents. There are currently eleven members of the Board. As described in Proposal One, four directors will be elected to Class III for a term expiring at the annual meeting of stockholders in 2012. Biographical information on each of the directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with Vishay. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Vishay and its stockholders. The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.

Accordingly, the Board has concluded that Zvi Grinfas, Eliyahu Hurvitz, Dr. Abraham Ludomirski, Wayne M. Rogers, Ronald Ruzic, and Thomas Wertheimer qualify as independent directors. Each of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Strategic Affairs Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2008?

The Board of Directors met 12 times during the year ended December 31, 2008. In 2008, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served, except for Mr. Hurvitz who attended 50% and Mr. Solomon who attended 64%. In those instances when Mr. Hurvitz has been unable to attend meetings of the Board or the Committee on which he serves, he has communicated in advance his views on the matters to be discussed to the Chairman of the Board or to other directors, in order to assure that his point of view on these matters will be known to the directors. Information regarding Vishay’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on our website at ir.Vishay.com.

The non-management directors also periodically meet in sessions where management directors are not present. During the year ended December 31, 2008, the non-management directors met two times.

What is the role of the Board’s Committees?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, a Compensation Committee and a Strategic Affairs Committee, each of which is described below.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law. The current chairman of the Committee is Dr. Zandman.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay’s Related Party Transactions Policy; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

The chairman of the Nominating and Corporate Governance Committee is designated under our Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors. The current chairman of the Committee is Mr. Hurvitz.

Audit Committee - The functions of the Audit Committee include overseeing Vishay’s accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request. Also see “Audit Committee Report.”

The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE. All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and Mr. Wertheimer, the chairman of the Committee, qualifies as an audit committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of our other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee’s charter. The Compensation Committee is authorized, within the limits of the 2007 Stock Incentive Program of Vishay, to determine the individuals who are to receive grants, including stock, stock options, restricted stock and restricted stock units, and the vesting requirements with respect to those grants, and to administer and interpret the plan. The current chairman of the Committee is Mr. Grinfas. A copy of the Committee’s charter is available to stockholders on our website and in print upon request. Also see “Executive Compensation.”

Strategic Affairs Committee – The functions of the Strategic Affairs Committee include advising and making recommendations to the Board and management with respect to potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring and other strategic initiatives, and considering and negotiating on behalf of the Company strategic initiatives involving the Company’s management with respect to which actual or perceived conflicts may exist with management directors. The current chairman of the Committee is Mr. Wertheimer. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

The following table summarizes the composition of these committees as of March 30, 2009:

			Nominating and		Strategic
	Executive	Audit	Corporate Governance	Compensation	Affairs
	Committee	Committee	Committee	Committee	Committee
	(1)		(2)		(3)
Dr. Felix Zandman	**	—	—	—	—
Eliyahu Hurvitz	—	—	**	—	—
Zvi Grinfas	—	*	—	**	*
Dr. Abraham Ludomirski	—	—	*	*	*
Dr. Gerald Paul	*	—	—	—	—
Wayne M. Rogers	—	*	—	—	—
Ziv Shoshani	*	—	—	—	—
Ronald Ruzic	—	—	*	—	—
Thomas C. Wertheimer	—	**	—	*	**
Marc Zandman	*	—	—	—	—
Ruta Zandman	—	—	—	—	—
Number of Meetings during 2008	1	12	2	10	9

Actions by Unanimous Consent in Lieu of
Meeting during 2008	1	0	0	0	0
____________________

(1)	The Executive Committee meets informally throughout the year to discuss various business issues.

(2)	Mr. Ruzic replaced Mr. Solomon on the Nominating and Corporate Governance Committee, on February 27, 2009, following Mr. Solomon’s resignation from the Board effective January 1, 2009.

(3)	The Strategic Affairs Committee was formed January 17, 2008.

*	Member

**	Chairman

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body. Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for re-election and, if re-elected, to continue their service on the Board. If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage a search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee sets the fees and scope of engagement. The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates. The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay and whether the stockholders intend to continue holding that interest through the annual meeting date.

What qualifications must a director have?

Under a policy formulated by our Nominating and Corporate Governance Committee, we generally require that all candidates for director be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing Vishay; have adequate time to devote to serve on the Board of Directors; and satisfy our retirement policy for directors. A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the major industries in which we operate. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website.

Can I recommend a nomination for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on our website. For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website. In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered. Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year. Each nominating recommendation must be accompanied by the information called for by our “Procedures for Securityholders’ Submission of Nominating Recommendations,” which is posted on our website. This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com. Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a stockholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications addressed to directors may, at the direction of the directors, be shared with Vishay’s management.

DIRECTOR COMPENSATION

Our non-employee directors each received a fee of $2,500 for each individual Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended telephonically, during 2008. Concurrent with the annual meeting, each non-employee director receives a retainer fee of $30,000 for serving on the Board of Directors. Directors who are also employees of Vishay do not receive any additional compensation for their service as directors. See “Executive Compensation.”

The following table provides information with respect to the compensation paid or provided to the Company’s non-management directors during 2008:

	Fees Earned and Paid
Name	in Cash	Stock Awards (1)	Total
Zvi Grinfas (2)	$139,500	$148,200	$287,700
Eliyahu Hurvitz	38,500	148,200	186,700
Dr. Abraham Ludomirski (2)	131,500	148,200	279,700
Wayne M. Rogers	58,000	148,200	206,200
Ronald Ruzic (3)	50,000	—	50,000
Mark I. Solomon (4)	42,500	79,040	121,540
Thomas C. Wertheimer (2)	146,500	148,200	294,700
____________________

(1)

Each of the directors was granted 24,000 restricted stock units (RSUs) in 2008, subject to the approval by stockholders of an amendment to the Company’s Stock Incentive Plan in order to allow such grants. Stockholders approved the amendments on May 28, 2008. The restricted stock units vest in three equal annual installments beginning on the date of stockholder approval of the amendment. The grant-date fair value of restricted stock awards is recognized over the vesting period. The amounts presented in the table represent the dollar amount recognized as expense during 2008 for financial statement reporting purposes.

(2)	Mr. Grinfas, Mr. Ludomirski and Mr. Wertheimer each were paid $76,000 in 2008 for work associated with the Strategic Affairs Committee.

(3)

Mr. Ruzic joined the Board of Directors on January 1, 2009. During 2008, Mr. Ruzic was paid a fee of $50,000 by Vishay in conjunction with Vishay’s unsuccessful bid to elect him as an independent director to the board of directors of International Rectifier Corporation.

(4)

Mr. Solomon resigned from the Board of Directors effective January 1, 2009. The amount of stock awards includes only those restricted stock units vested in 2008. No amounts were recognized for restricted stock units forfeited by Mr. Solomon on account of his resignation.

Mrs. Ruta Zandman is employed by Vishay as a public relations associate and accordingly receives no compensation for her service on the Board of Directors. Mrs. Zandman’s salary for 2008 was $25,000. Mrs. Zandman does not participate in any of Vishay’s retirement or incentive compensation programs.

PROPOSAL ONE

ELECTION OF DIRECTORS

Four directors will be elected to Class III for a term expiring at the annual meeting of stockholders in 2012.

Ziv Shoshani, Thomas C. Wertheimer, Marc Zandman and Ruta Zandman are the nominees for election as Class III Directors for terms of three years, expiring at the 2012 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following table summarizes the current directors:

Name	Age	Director Since	Term Expiring
Nominees for Election as Class III Directors:

Ziv Shoshani (1)	42	2001	2012
Thomas C. Wertheimer	68	2004	2012
Marc Zandman (1)(3)	47	2001	2012
Ruta Zandman (1)	71	2001	2012

Class I Directors:

Dr. Felix Zandman (1)(2)	80	1962	2010
Zvi Grinfas	68	2003	2010
Dr. Gerald Paul	60	1993	2010

Class II Directors:

Eliyahu Hurvitz	76	1994	2011
Dr. Abraham Ludomirski	56	2003	2011
Wayne M. Rogers	76	2006	2011
Ronald Ruzic (4)	70	2009	2011
____________________

(1)	Dr. Felix Zandman and Ruta Zandman are married. Marc Zandman is their son and Ziv Shoshani is their nephew.

(2)	Executive Chairman of the Board.

(3)	Vice Chairman of the Board.

(4)	Ronald Ruzic was elected to the Board of Directors on December 23, 2008, effective January 1, 2009.

Nominees for Election as Class III Directors – Terms Expiring 2012

Ziv Shoshani was promoted to the position of Chief Operating Officer effective January 1, 2007. During 2006, he was Deputy Chief Operating Officer. Mr. Shoshani has been Executive Vice President of Vishay since 2000 with various areas of responsibility, including Executive Vice President of Measurements Group and Foil. Mr. Shoshani has been employed by Vishay since 1995. He is the nephew of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer.

Thomas C. Wertheimer is an independent financial and accounting consultant. Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP. In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office. From 2003 until 2007, Mr. Wertheimer was a consultant for the Public Company Accounting Oversight Board (PCAOB). He is also a director of Fiserv, Inc., an information management and service provider, and Xinyuan Real Estate Co., Ltd., a residential real estate developer in China.

Marc Zandman has been Vice Chairman of the Board since 2003, a Director of Vishay since 2001, and President of Vishay Israel Ltd. since 1998. Mr. Zandman was appointed Chief Administration Officer as of January 1, 2007. Mr. Zandman was Group Vice President of Vishay Measurements Group from 2002 to 2004. Mr. Zandman has served in various other capacities with Vishay since 1984. He is the son of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer.

Ruta Zandman has been employed by Vishay since October 1993 as a Public Relations Associate. She is the wife of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer, and usually accompanies Dr. Zandman on business trips as a representative of Vishay. Mrs. Zandman has shared or contingent voting power over shares representing approximately 25.3% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock.

The Board of Directors recommends that you vote “FOR ALL” the nominees as directors.

Class I Directors – Terms Expiring 2010

Dr. Felix Zandman is a founder of Vishay, and has been Executive Chairman of the Board since 1989 and a Director since Vishay’s inception in 1962. In addition to his position as Executive Chairman, Dr. Zandman became Chief Technical and Business Development Officer on January 1, 2005. Dr. Zandman was Chief Executive Officer of Vishay from its inception in 1962 through December 31, 2004, when Dr. Gerald Paul was appointed Chief Executive Officer. Dr. Zandman was President of Vishay from its inception through March 1998.

Zvi Grinfas has been a technology consultant to Israeli companies since 1988. Prior to that, Mr. Grinfas served in various executive positions including CEO and Chairman of the Board of IMP, Inc., a semiconductor company.

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005. Dr. Paul has served as a Director of Vishay since 1993, and has been President of Vishay since March 1998. Dr. Paul also was Chief Operating Officer from 1996 to 2006. Dr. Paul previously was an Executive Vice President of Vishay from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of Vishay, since 1991. Dr. Paul has been employed by Vishay and a predecessor company since 1978.

Class II Directors – Terms Expiring 2011

Eliyahu Hurvitz is Chairman of the Board of Teva Pharmaceutical Industries Ltd., a leading generic pharmaceutical company, and was President and Chief Executive Officer of Teva prior to stepping down from these positions in April 2002. He serves as Chairman of the Board of The Israel Democracy Institute (IDI), Chairman of the Board of Neuro Survival Technologies Ltd., an Israeli molecular imaging and drug development company, Chairman of the Board of Pontifax Management (G.P) Ltd., a venture capital firm, and Chairman of the Board of Protalix BioTherapeutics, Inc., a biotechnology company. He was a member of the Belfer Center for Science and International Affairs at John F. Kennedy School of Government at Harvard University from 2002 until 2005.

Dr. Abraham Ludomirski is the founder and, for more than the past five years, managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices. He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high technology company specializing in miniature electronics and optical and video systems, and serves on the board of directors of Medison, Trig Medical, Deep Breeze and Canfite. Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN and completed his fellowship at the University of Pennsylvania in maternal fetal medicine.

Wayne M. Rogers is an investor and regular stock commentator and analyst on Fox News Channel. For more than the past five years, Mr. Rogers has been president of Wayne M. Rogers & Co., an investment management firm.

Ronald Ruzic became a director effective January 1, 2009. Prior to retiring in 2003, Mr. Ruzic was Executive Vice President of BorgWarner Inc. since 1992 and Group President of BorgWarner Automotive Inc. since 1989. Previously, he held various executive positions with BorgWarner. After joining BorgWarner in 1968 as a senior manufacturing engineer for its subsidiary Morse Chain, Mr. Ruzic progressed through engineering and management positions and managed various BorgWarner operations in Italy, Mexico, Germany and the United States. Mr. Ruzic formerly served on the boards of directors of Guilford Mills Inc., AG Kühnle Kopp & Kausch, Magneti Marelli S.p.A. and Citation Corporation.

Under the Company’s Corporate Governance Principles, directors may not stand for election or re-election after the age of 75, unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived. Prior to their re-election in 2008, the Board made such a determination with respect to Messrs. Hurvitz and Rogers. This policy does not apply to Dr. Zandman or any person who controls more than 20% of the voting power of the Company.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon. It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP: (a) the audited financial statements for the fiscal year ended December 31, 2008; (b) the effectiveness of our internal control over financial reporting; and (c) discussed with the independent auditors matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the PCAOB in Rule 3200T. These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management. The Audit Committee received from the independent auditors written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditor’s independence. The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2008 did not impair the independent registered public accounting firm’s independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2007 and 2008 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Zvi Grinfas
Wayne M. Rogers

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm. The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2009, as well as to audit the effectiveness of our internal control over financial reporting. Ernst & Young LLP has served as our independent registered public accounting firm since 1968. Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2008 and 2007. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	2008	2007
Audit fees	$6,600,000	$6,500,000
Audit-related fees	100,000	100,000
Tax fees	1,500,000	900,000
All other fees	100,000	200,000
Total fees	$8,300,000	$7,700,000

Audit fees. These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees. These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans.

Tax fees. These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions. They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees. These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in fiscal 2008 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote “FOR”
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On March 30, 2009, Vishay had outstanding 172,205,536 shares of common stock, each of which entitles the holder to one vote, and 14,352,888 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each “Named Executive Officer” identified under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.

	Common Stock				Class B Common Stock
			Right to Acquire
		Restricted Stock	Ownership
		Units Scheduled	Under Options	Percent
	Shares of	to Vest within	Exercisable	of	Shares of		Percent	Voting
Name	Stock	60 days	within 60 days	Class	Stock		of Class	Power
Directors and Executive Officers
Dr. Felix Zandman	14,153	14,000	102,500	*	14,261,316	(1)	99.4%	45.2%
Zvi Grinfas	9,000	8,000	—	*	—		—	*
Richard N. Grubb	95,060	—	—	*	—		—	*
Eliyahu Hurvitz	19,996	8,000	—	*	—		—	*
Dr. Abraham Ludomirski	9,000	8,000	—	*	—		—	*
Dr. Gerald Paul	71,337	9,333	68,334	*	—		—	*
Wayne M. Rogers	27,342	8,000	—	*	—		—	*
Ronald Ruzic	—	—	—	*	—		—	*
Ziv Shoshani	82,376	—	38,332	*	—		—	*
Thomas C. Wertheimer	9,400	8,000	—	*	—		—	*
Lior Yahalomi	—	—	10,835	*	—		—	*
Marc Zandman	4,278	—	38,332	*	1,500	(2)	*	*
Ruta Zandman	1,159	—	—	*	8,000,100	(3)	55.7%	25.3%

All Directors and Executive
Officers as a group (12 Persons) (4)
c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355	248,041	63,333	258,333	*	14,262,816		99.4%	45.4%

LSV Asset Management. (5)	9,389,266	—	—	5.5%	—		—	—
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606
____________________

*	Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)

Includes 616,734 shares of Class B common stock directly owned by Dr. Felix Zandman; 8,000,100 shares held in a family trust, of which Dr. Zandman is the trustee and over which Dr. Zandman shares voting and dispositive control with Mrs. Ruta Zandman; and 5,644,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control. The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 2,510,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of Vishay.

(2)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(3)

Includes the same 8,000,100 shares of Class B common stock held in a family trust, of which Dr. Felix Zandman is the trustee and over which Mrs. Zandman shares voting and dispositive control with Dr. Zandman. Excludes 616,734 shares of Class B common stock directly owned by Dr. Zandman; however, Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned Vishay shares in the event of his incapacity.

(4)	Total for All Directors and Executive Officers as a group excludes Richard N. Grubb, whose employment terminated effective September 1, 2008.

(5)

Based on information provided in a Schedule 13G filed on February 17, 2009 by LSV Asset Management. According to the Schedule 13G, LSV Asset Management may be deemed to have sole power to vote or direct the vote with respect to 9,389,266 shares of common stock; and shared power to dispose or direct the disposition with respect to 9,389,266 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC. Copies of these reports are also required to be supplied to Vishay. Vishay believes, based solely on a review of the copies of such reports received, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2008, except that Dr. Zandman, Dr. Paul, Mr. Grubb, Mr. Shoshani and Mr. Zandman inadvertently failed to report timely on Form 4 their annual awards of phantom stock units on January 2, 2008. All of the Form 4’s related to the phantom stock units were filed on January 10, 2008.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2008 an officer or employee of Vishay or any of the Company’s subsidiaries nor was any such person a former officer of Vishay or any of the Company’s subsidiaries. In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company’s executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

The named executive officers of Vishay, along with their respective ages and positions with Vishay, as of March 30, 2009, are as follows:

Name	Age	Position
Felix Zandman *	80	Executive Chairman of the Board, Chief Technical and Business Development Officer
Gerald Paul *	60	Chief Executive Officer, President and Director
Marc Zandman *	47	Vice Chairman of the Board, Chief Administration Officer, President – Vishay Israel Limited
Richard N. Grubb	62	Former Executive Vice President and Chief Financial Officer
Lior Yahalomi	50	Executive Vice President and Chief Financial Officer
Ziv Shoshani *	42	Executive Vice President, Chief Operating Officer and Director
____________________

*	Biography is provided with Board of Directors.

Richard N. Grubb was Chief Financial Officer of Vishay from 1994 to August 2008, and was an Executive Vice President of Vishay since 1996. Mr. Grubb also served as Treasurer from 1994 to 2007 and was associated with Vishay in various capacities since 1975. Effective September 1, 2008, Mr. Grubb terminated his employment for “good reason” (as defined in the employment agreement), as a result of organizational changes in the Company’s corporate finance and accounting functions. Mr. Grubb currently serves under an at-will arrangement as a part-time consultant to Dr. Zandman in his capacity as Executive Chairman.

Dr. Lior Yahalomi was appointed Executive Vice President and Chief Financial Officer of the Company effective September 1, 2008. Dr. Yahalomi has been employed by the Company since 2006 and was Senior Vice President – Mergers and Acquisitions, from June 2006 to September 2008. Prior to that for at least ten years, Dr. Yahalomi held several executive positions in the technology, financial services, and venture capital industries, including Managing Partner of CMGI’s @Ventures Technology Fund, Vice President for New Ventures of Gateway, and Senior Vice President for Global Business Development of a business unit of GE Capital. He is also an adjunct professor of marketing at the Wharton School at the University of Pennsylvania and a Leadership Board Member of the Global Consulting Practicum at the Wharton School.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Compensation Discussion and Analysis.”

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, recommending to the Board of Directors the compensation of other executive officers, and administering Vishay’s incentive compensation and equity based plans. Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay’s named executive officers.

This section of the proxy statement explains how our executive compensation is designed with respect to our executive officers. On September 1, 2008, Dr. Lior Yahalomi succeeded Mr. Richard Grubb as Executive Vice President and Chief Financial Officer. As required by the rules of the SEC, both Mr. Grubb and Dr. Yahalomi are included as Named Executive Officers, and their compensation discussed, in this year’s proxy statement. Dr. Yahalomi’s compensation through August 31, 2008 was not determined or approved by the Compensation Committee. The Compensation Committee negotiated and submitted to the Board for approval an employment agreement with Dr. Yahalomi effective September 1, 2008.

Compensation Philosophy Generally

Vishay’s compensation programs were historically designed to support our business goals and promote the short and long-term profitable growth of the Company. Vishay’s equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Vishay’s stockholders. Total compensation of each individual varies with individual performance and Vishay’s overall performance in achieving financial and non-financial objectives.

The Compensation Committee and Vishay’s management believe that compensation should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn. Ordinarily an executive officer’s total compensation should consist of a combination of cash payments and equity awards, to achieve the right balance between short and long term performance. Equity-based compensation should serve to align the interests of management with those of shareholders. Severance protection should provide executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure.

The Compensation Committee, in consultation with Dr. Paul in his capacity as Chief Executive Officer, undertakes an annual review of the compensation arrangements of Vishay’s executive officers.

Performance Philosophy

The Company’s compensation philosophy is intended to dovetail with its philosophy of evaluating operating performance.

Like its peers in the electronics industry, the Company has historically gauged its overall performance in accordance with what it terms “adjusted net income.” The Company uses this term to mean net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”) adjusted for various items that management believes are not indicative of the intrinsic operating performance of the Company’s business, as detailed below. The bonuses for the most senior executive officers under the Company’s cash bonus plan discussed below, including historically Dr. Zandman, Dr. Paul and Mr. Grubb and currently Dr. Zandman and Dr. Paul, were keyed to this performance metric. If the Company performed well, these executives would earn the preponderant share of their compensation through the bonus mechanism.

The bonuses for the Company’s other senior executive officers, historically Mr. Marc Zandman and Mr. Shoshani and currently including Dr. Yahalomi, have been tailored to their specific responsibilities, although reflecting in part certain aspects of the Company’s overall performance as well.

The Compensation Committee has always believed that the elements of compensation for the Company’s senior executives reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise. The Committee believes that the Company’s senior executives have in fact at all times taken a prudent approach to corporate risk management.

Historical Build of Senior Executive Compensation Packages

In 2004, under the direction of its Compensation Committee, Vishay engaged in a major review and overhaul of the compensation practices for its named executive officers. In connection with this review, the Compensation Committee engaged Mullin Consulting, currently MullinTBG, a nationally known and recognized executive compensation consulting firm. Mullin was retained to assist in developing appropriate benefits and compensation plans for the Company’s top executives. As part of its engagement, Mullin made recommendations concerning the proposed terms of the executives’ employment contracts, including particularly salary and bonus compensation, deferred compensation arrangements, severance arrangements and other supplemental and post-retirement benefits. Mullin performed an analysis comparing the then current compensation of Vishay’s senior executive officers with those of its closest peers in the passive and semiconductor component industries. The Compensation Committee was also in regular communication with Dr. Zandman, Dr. Paul, and Mr. Grubb (then Chief Financial Officer of the Company), concerning this project. As a consequence of this review, Vishay (and where relevant, certain of its subsidiaries) entered into comprehensive employment agreements and other arrangements with each of its named executive officers. These agreements and arrangements, except for base salaries, have remained unchanged since that time and have governed the compensation paid and awarded to the executive officers over the past five years, including the year ended December 31, 2008.

The Compensation Committee crafted the compensation packages for Vishay’s executive officers with a view to the roles that each was expected to play over the medium term in Vishay’s operations, development, and strategic planning. Over the past years, the executives have continued to function in the anticipated roles, so that the Compensation Committee believes that the determinations made in 2004 continue to be relevant and appropriate to our compensation philosophy.

Although Dr. Zandman was our Chief Executive Officer in 2004, it was contemplated that he would relinquish that position to focus full time on technical and business development issues. This occurred effective January 1, 2005. Vishay has always viewed its internal growth through technical advance and its external growth through strategic acquisitions as the primary drivers of stockholder value. Dr. Zandman had been responsible for these areas in the past and, because he would remain with these responsibilities going forward, the Compensation Committee determined that it was appropriate for Dr. Zandman’s compensation to continue to reflect his role as chief architect of our growth and success.

Dr. Paul and Mr. Grubb, until his departure from the Company, worked with Dr. Zandman and each other, had senior responsibilities for our overall business and financial affairs, respectively, and have been instrumental as well in promoting our strategic advances. With the assumption by Dr. Paul of the duties of the Chief Executive Officer in 2005, certain responsibilities shifted from Dr. Zandman to Dr. Paul, but the collective leadership function of the three most senior executives remained intact. The compensation of Dr. Paul and Mr. Grubb reflects their positions and responsibilities at the most senior executive level.

Our succession plan provides for the gradual transition of Mr. Zandman and Mr. Shoshani into the roles of senior management upon the eventual retirement of Drs. Zandman and Paul. The responsibilities of these executives have been increasing so that, for example, since the inception of the agreements in 2004, Mr. Zandman has become Chief Administrative Officer of Vishay and Mr. Shoshani has succeeded Dr. Paul in the position of Chief Operating Officer. The compensation of these executives is intended to reflect their transitional status. Currently, Messrs. Zandman and Shoshani report to Dr. Paul and their compensation in part is subject to Dr. Paul’s annual assessment of their performance.

The compensation arrangements were embodied in agreements with each of the executives with the expectation that they would remain in place for a period of time. The agreements have an evergreen feature, whereby at the end of each year another year is added, so that effectively the agreements always have three remaining years in their term. An evergreen term is essentially similar to the right of an executive to receive severance if the Company does not renew his employment agreement at the end of its stated term, a not uncommon feature in senior executive employment arrangements. The Compensation Committee chose to include the evergreen feature rather than a right to severance upon end-of-term non-renewal in recognition of the long-standing affiliation of each of the senior executives with the Company, their significant contributions to the growth of the Company over the years and the expectation that their affiliation with the Company would continue for the foreseeable future. As a consequence, the compensation arrangements can only be modified with the respective executives’ consent, without which, the executive would otherwise have the right to terminate employment and receive severance pay. Given the longstanding employment relationship with, and other ties to, Vishay of each of the executives, the Compensation Committee did not believe that the evergreen feature would impede change in the executive compensation structure for senior management, where such change would be desirable and in the best interests of Vishay.

Dr. Yahalomi’s employment contract was negotiated subsequent to his appointment as Executive Vice President and Chief Financial Officer effective September 1, 2008. The agreement was approved by the Compensation Committee and the full Board on December 5, 2008, just as the contours of the current economic crisis were beginning to come into focus. The terms of the agreement, which are discussed below, reflect the tentativeness of the current environment as well as Dr. Yahalomi’s more limited history with the Company. Accordingly, there is no evergreen feature or mandatory equity component, and the severance provisions are scaled back.

Response to the Global Recession

The nearly unprecedented disruption in the global economy that began in the summer of 2008 and that has accelerated since that time continues to have a profound effect upon the Company. The Compensation Committee, like the Company generally, has been focused on measures to see the Company safely through the economic storm raging worldwide, and particularly in the markets served by the Company. While management has always been focused on generating free cash, which the Company defines as cash flow from operations less cash used for capital expenditures, net of proceeds from sale of fixed assets, conservation and generation of cash has now become central to the Company’s short-term management objectives. The Company has undertaken various initiatives to conserve cash, including plant closures and reductions in force. Consistent with these measures, the Company has imposed a freeze on compensation, where possible, and the elimination of bonuses for 2009.

The Compensation Committee has likewise determined to freeze base salaries for the Company’s senior executive officers for 2009. While Dr. Zandman and Dr. Paul have a contractual entitlement to participation in the Company’s cash bonus plan, the Committee has encouraged these executives to forgo their cash bonuses for 2009, subject to re-evaluation if the Company and the economy should experience a meaningful turn-around in the latter part of the year. The Committee expects that bonuses will not be paid to Dr. Zandman and Dr. Paul for 2009 under currently foreseeable conditions. The Committee also anticipates that the other senior executive officers, whose bonuses are subject to individual performance measures, will not be paid bonuses for 2009 unless conditions improve. The Committee has also determined not to make any discretionary award of equity-based compensation for 2009, in part because of the unsettled market environment and because of the depressed price of the Company’s stock to historically low levels at this time.

Compensation Components

The discussion that follows in this section addresses senior executive compensation for 2008.

The components of the compensation packages for our named executive officers, as prescribed by their employment agreements, include base salary, commensurate with the roles and responsibility of the executives discussed above; annual performance based bonuses; deferred compensation; and customary welfare and retirement benefits. The Compensation Committee also considers the award of extra-contractual equity-based compensation on a year-by-year basis. The basic compensation packages for the executive officers, with the exception of Dr. Yahalomi, have generally been congruent, with certain variations reflecting their respective positions. Dr. Yahalomi’s agreement is described separately below.

The Committee reviewed data on compensation practices of 47 public companies that are similar to Vishay in terms of revenues, number of employees, market capitalization, geographic location and/or scope of international operations, and that are found in the Fortune 1000 listing and the S&P MidCap 400 Index. These companies include several active in the semiconductor and electronic components industry, and others in different industries. However, the Committee did not select a specific peer group for these purposes or perform a quantitative benchmarking analysis.

Based on the data it reviewed and the performance of the Company’s executive officers, the Compensation Committee believes that the compensation packages for 2008, taken as a whole, continued to be generally in line with compensation arrangements at comparable public companies. The Compensation Committee noted that the cash compensation, including both salary and bonus, paid to Drs. Zandman and Paul and Mr. Grubb was generally higher than the cash compensation paid to executives at other, comparable public companies, while the equity based compensation was lower. This has been consistent with the Company’s historical emphasis on cash compensation, as discussed below under “Incentive Compensation.” Mr. Grubb’s compensation package was somewhat larger than the compensation of chief financial officers of other, comparable companies, in recognition of his participation with Drs. Zandman and Paul in analyzing and implementing the strategic direction for the Company and his non-financial reports, in addition to his duties as Chief Financial Officer. The compensation packages of Messrs. Zandman and Shoshani have been somewhat lower than the compensation of executive officers of their rank at other, comparable public companies in consideration of their transitional status in the Company’s management structure.

The compensation packages for the Company’s senior executives also include severance benefits that the Compensation Committee believes are consistent with severance programs for similarly situated senior executives at comparable public companies.

Base salary

The minimum base salary levels for Drs. Zandman and Paul and Messrs. Zandman and Shoshani are fixed in the 2004 employment agreements. The same was true for Mr. Grubb’s employment arrangement. The Compensation Committee determined the minimum base salaries in 2004 in consultation with Mullin Consulting, based upon the executives’ salary levels in effect at the time, then present responsibilities and expectations with respect to future responsibilities and a comparison to peer group executive salaries. The Compensation Committee selected the group of peer group companies on the advice of Mullin Consulting. Compensation practices in the peer group were only one of the factors considered by the Compensation Committee, and the Committee did not perform a quantitative benchmarking analysis.

The Compensation Committee reviews the base salary levels each year to determine whether an increase would be appropriate. In this process, the Compensation Committee considers the individual performance and prior years’ compensation level of each of the executives, our recent operating results, operating results of our competitors, projections for the future, other components of the executive pay packages, perceived salary trends in executive base salary among our peer group and, in the case of executives other than Drs. Zandman and Paul, input from our Chief Executive Officer on executive performance.

Base salaries for Dr. Paul and Messrs. Grubb, Zandman and Shoshani remained the same through 2005. For 2006, the Compensation Committee approved a revised base salary for Dr. Paul, and, on the recommendation of the Compensation Committee, the Board increased the base salaries of the other named executive officers other than Dr. Zandman. These base salaries were again increased in 2007. Dr. Paul’s base salary has always been denominated in euro, and, beginning in 2007, the base salaries of Mr. Marc Zandman and Mr. Shoshani have been denominated in Israeli shekels. A portion of the increase in the salaries of Dr. Paul, Messrs. Zandman and Shoshani since 2005, expressed in terms of U.S. dollars, reflects the significant weakening of the dollar against the currencies of the home jurisdiction of these executives. Dr. Zandman’s base salary has remained unchanged since 1998, at his request.

Incentive compensation

Dr. Zandman and Dr. Paul participate in the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “162(m) Plan”) based on “adjusted net income,” as described below. Mr. Grubb participated in this plan as well during his employment.

Over many years, we have viewed adjusted net income as the primary indicator of the performance of our senior management team. As more specifically addressed below, adjusted net income refers to net income determined in accordance with GAAP, adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations. These items include, among others, goodwill impairment; impairment of indefinite-lived intangible assets; asset write-downs; severance and restructuring costs; special tax items; and other items, such as unusual gains or losses that impact GAAP net income, not reflecting on-going operating activities. We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public companies in our industry. Accordingly, the Compensation Committee determined that the incentive compensation of Drs. Zandman and Paul and Mr. Grubb should be primarily in the form of a percentage of adjusted net income, with a cap (generally three times salary) or other feature to avoid compensation that in fact or in appearance might be deemed excessive.

The 162(m) Plan provides an annual bonus as a percentage of our adjusted net income. Dr. Zandman’s bonus is equal to 3.0% of adjusted net income and the bonus of Dr. Paul is equal to 1.0% of adjusted net income. Mr. Grubb’s bonus percentage was the same as Dr. Paul’s bonus percentage. Bonuses under the 162(m) Plan are limited to three times the executive’s base salary.

Messrs. Zandman and Shoshani are eligible for a performance bonus of up to 42.5%, as determined by the Compensation Committee, based on their individual performances. The individual performance goals are established by the Chief Executive Officer in consultation with the executives themselves at the beginning of each calendar year and include both a quantitative and qualitative component. The performance of each executive is reviewed by the Chief Executive Officer and the Compensation Committee following the end of the year, and each executive is assigned a performance score for each of several categories. The total maximum score that each of Messrs. Zandman and Shoshani could achieve is 42.5, which would entitle Messrs. Zandman and Shoshani to a performance bonus of 42.5% of their base salary.

Equity Based Compensation

In recent years, the Compensation Committee was not inclined to award significant amounts of equity-based compensation, and the 2004 employment arrangements with our executive officers reflect this approach. In part, the Compensation Committee’s determination not to rely on equity-based compensation was motivated by a desire to avoid dilution of the interests of stockholders generally. Also, this approach is a reflection of our stock performance, which in recent years, in the view of the Compensation Committee, has not accurately mirrored our operating performance in comparison to our peers. The Compensation Committee has reconsidered this policy and intends to consider the award of extra-contractual equity-based compensation on a year-by-year basis. The reconsideration has been motivated in part by the goal of aligning executive compensation with the Company’s stock performance, which has lagged over the past several years, and in part by limitations on the amount of incentive compensation payable under the Company’s 162(m) cash bonus plan. When the Compensation Committee recommended adoption of amendments to the Company’s 162(m) plan in 2004, limiting payments to three times base salary, the Compensation Committee contemplated levels of adjusted net income (the basis for payments under the 162(m) plan) in the range of $100 million. In 2006 and 2007, the Company’s adjusted net income significantly exceeded $100 million and the Compensation Committee determined that additional incentive compensation was appropriate.

Deferred compensation

Executives are eligible to participate in a nonqualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code. Vishay annually contributes $150,000 to this plan on behalf of Dr. Zandman, and $100,000 for Dr. Paul and Messrs. Zandman and Shoshani, pursuant to their respective employment agreements. During his employment, a $100,000 annual contribution was also made to the plan for Mr. Grubb.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment. Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation. The senior executives have elected to defer all eligible amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum. To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

As noted, Drs. Zandman and Paul and Messrs. Zandman and Shoshani each have a long-standing relationship with the Company, and we expect that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions. The Compensation Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time. The deferral is also intended to delay payment until such time as the compensation should be deductible under Section 162(m) of the Internal Revenue Code. Mr. Grubb’s deferred compensation was awarded consistent with this philosophy as well.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2008 was “above market” or “preferential.”

Phantom stock units

Pursuant to their employment agreements, Drs. Zandman and Paul and Messrs. Zandman and Shoshani receive annual grants of phantom stock units. Mr. Grubb received similar grants during his employment. The grants are made under the Company’s Senior Executive Phantom Stock Plan, which was approved by stockholders at our 2004 annual meeting. Similar to the deferred cash compensation described above, the Compensation Committee considers the grant of phantom stock units in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.

Deferred equity compensation consists of 5,000 phantom stock units per year per to each executive. The number of units to be granted annually was determined based on the market price of Vishay common stock in 2004, at the time the deferred compensation program was crafted, of approximately $20 per share, so that the deferred cash and stock compensation would be of similar magnitude. The Compensation Committee determined not to grant $100,000 in value of phantom stock units annually, because this could have the effect of inappropriately rewarding executives with more shares when stock prices declined or penalize them when stock prices increased. Accordingly, the Compensation Committee elected to maintain a level award of phantom stock units to the executives from year to year. The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long term appreciation of Vishay’s equity value.

Severance

The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives. Also, the changes in management roles anticipated when the compensation program was developed in 2004 may have created some uncertainty regarding the continuity of employment of the executives other than Dr. Zandman. Consequently, the Compensation Committee included customary severance provisions for the named executive officers in their employment contracts. The terms of these severance provisions are discussed elsewhere in this proxy statement.

Severance payments were made to Mr. Grubb upon termination of his employment effective September 1, 2008 in accordance with the terms of his employment agreement, as described below.

Dr. Zandman’s Employment Contract

Dr. Zandman’s employment contract includes a provision entitling him to a royalty during the ten years following his involuntary termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating patents, inventions and any other form of technology created, discovered or developed by him or under his direction. The royalty is payable in the event Dr. Zandman is terminated without cause or resigns for “good reason”, as defined in his employment agreement. This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and cannot be modified or eliminated without Dr. Zandman’s consent. It is a reflection, among other things, of Dr. Zandman’s key role in developing the Company’s technologies, his input and guidance on substantially all of the Company’s R&D activities since the Company’s inception and the absence of any compensation to Dr. Zandman for the core intellectual property that he has contributed to the Company over the years from its inception.

Retirement benefits

The Compensation Committee believes that providing an adequate pension benefit commensurate with position is essential to retaining qualified individuals for long-term employment. Vishay maintains pension programs for most employees in the United States and Germany, including its executive officers. With the exception of Dr. Zandman’s pension, the retirement benefits for executive officers are not materially preferential to those of other employees.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program. These perquisites are not intended, however, to constitute a material portion of the executive’s compensation packages. In general, the perquisites, while not integral to the performance of an executive’s duties, must bear some relationship to the executive’s employment and be of perceived benefit to Vishay. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Individual considerations

The disparity in compensation among the Company’s senior executives reflects a general assessment of their contributions to the Company’s current performance and its prospects for growth in the future. While Dr. Zandman no longer serves as Chief Executive Officer, he continues to function as Chief Technical Officer and Chief Business Development Officer. The Company’s successes have always been driven by the twin engines of technological innovation and synergistic acquisition. Dr. Zandman continues to lead in both these areas and his higher compensation reflects a perception by the Compensation Committee that the areas of his responsibility will continue to be the key drivers for the Company’s future performance. The compensation of Dr. Paul is intended to be commensurate with his responsibility and oversight, as President and Chief Executive Officer, for all areas of the Company’s operations. The compensation of Mr. Grubb reflected not only his former role as Chief Financial Officer but also his service as a direct report for various financial and non-financial departments and his strategic input on all major corporate initiatives. While it is anticipated that Messrs. Zandman and Shoshani will succeed to the Company’s top operational posts over time, they currently are responsible primarily for specific areas of the Company’s operations and report to the Chief Executive Officer. The relatively lower compensation for Messrs. Zandman and Shoshani reflects their current transitional status.

Dr. Lior Yahalomi’s Employment Arrangements

As noted above, Dr. Yahalomi’s employment arrangements were negotiated in the fall of 2008 and are qualitatively different in several respects than the arrangements negotiated in 2004 with the other senior executive officers. The differences are reflective of the uncertainties of the current business environment, as well as Dr. Yahalomi’s limited tenure with the Company to date.

Under his contract, Dr. Yahalomi receives a base salary of $362,500 per year. The differential between his base salary as Executive Vice President and Chief Financial Officer and the base salary of his prior position as Corporate Senior Vice President, Mergers and Acquisitions was pro-rated based on the months he served as Chief Financial Officer during the year. Dr. Yahalomi is entitled to receive a discretionary bonus of up to 50% of base salary as determined by the Compensation Committee or the Chief Executive Officer.

The terms of Dr. Yahalomi’s severance arrangements are described elsewhere in this proxy statement, but are limited to a maximum of 12 months of base salary.

Dr. Yahalomi is entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by the Company to its senior executives, subject to plan requirements. However, he does not receive Company contributions under the Company’s nonqualified deferred compensation plan and does not participate in the Senior Executive Phantom Stock Plan.

2008 Executive Compensation

The components of 2008 compensation for Drs. Zandman and Paul and Messrs. Grubb, Zandman and Shoshani were largely consistent with their employment agreements and consisted of:

  base salary;
  cash and equity performance-based bonuses;
  deferred compensation;
  other equity compensation;
  severance or change in control benefits;
  retirement benefits; and
  perquisites and other personal benefits.

In addition, Drs. Zandman and Paul and Mr. Grubb were awarded extra-contractual Restricted Stock Units under the Company’s 2007 Stock Incentive Program. Mr. Zandman and Mr. Shoshani were eligible to receive restricted stock unit grants in 2008, however, the Company had to make certain regulatory filings in Israel before such grants could be made to these executives. The approvals required by the Israeli tax authority have not yet been received. Accordingly, the grants to these executives will not be made until the Compensation Committee has acted upon the approval of the Israeli tax authority.

The components of 2008 compensation for Dr. Yahalomi, based on his formal employment agreement, consisted of:

  base salary;
  a discretionary performance-based bonus, pro-rated for the portion of the year during which he served as Executive Vice President and Chief Financial Officer; and
  perquisites and other personal benefits.

The tables and accompanying footnotes that follow provide additional information regarding the compensation earned, held by, or paid to each of our named executive officers in 2008.

Base salary

Base salaries for 2008 are set forth below:

Name	2008 Base Salary	Percentage Increase from
		Prior Year (1)
Dr. Felix Zandman	$975,000	None
Dr. Gerald Paul	€752,776 (approximately $1,104,000) (2)	7.0%
Dr. Lior Yahalomi	$362,500 (3)	n/a
Richard N. Grubb	$485,000	3.5%
Marc Zandman	NIS 1,422,981 (approximately $397,000) (4)	3.5%
Ziv Shoshani	NIS 1,201,329 (approximately $335,000) (4)	3.5%
____________________

(1)	Determined in the currency of payment

(2)	Paid in euro.

(3)	Effective as of September 1, 2008. As shown on the Summary Compensation Table, the actual salary received by Dr. Yahalomi for 2008 was approximately $295,000, comprising his salary before serving as Chief Financial Officer and four months of salary at this rate.

(4)	Paid in Israeli shekels (NIS).

As noted above, the Compensation Committee has determined not to increase, or recommend the increase, of the base salaries of any of the senior executive officers for 2009.

Performance-based bonus

Drs. Zandman and Paul and Mr. Grubb receive bonuses in accordance with the 162(m) Plan, while Dr. Yahalomi along with Messrs. Zandman and Shoshani receive performance bonuses, in accordance with the terms of their respective contracts. The bonuses for Drs. Zandman and Paul and Mr. Grubb are limited to three times base salary by the terms of the 162(m) Plan. The bonuses for Messrs. Zandman and Shoshani are limited to 42.5% and the bonus for Dr. Yahalomi is limited to 50% of their respective base salaries.

Based upon adjusted net income of $99,189,000 for 2008, Dr. Zandman received a cash bonus payment of $2,925,000, and Dr. Paul and Mr. Grubb received cash bonus payments of $991,889.

In 2008, the individual performance goals of Mr. Zandman related to his position as Chief Administration Officer and included meeting budgeted general and administrative costs, integrating the Company’s new worldwide IT organization and integrating its new worldwide human resources structure. Upon the recommendation of the Chief Executive Officer, the Compensation Committee determined to award Mr. Zandman a performance bonus equal to 22.75% of base salary.

The individual performance goals of Mr. Shoshani related to his position as Chief Operating Officer and Executive Vice President in charge of the Company’s Foil and Measurements Group. These goals included reduction of certain fixed costs and capital expenditures and implementation of certain restructuring, relocation and IT objectives. Upon the recommendation of the Chief Executive Officer, the Compensation Committee determined to award Mr. Shoshani a performance bonus equal to 11.75% of base salary.

In 2008, the individual performance goals of Dr. Yahalomi related to his position as Executive Vice President and Chief Financial Officer and included downsizing and restructuring for the current economic environment, global cash and debt management and managing the challenge of investor relations in recessionary times. Upon the recommendation of the Chief Executive Officer, the Compensation Committee determined to award Dr. Yahalomi a performance bonus equal to 12.5% of base salary.

Stock-based compensation

In early 2008, the Compensation Committee awarded restricted stock units (RSUs) to certain senior executive officers in respect of the Company’s 2007 performance. Adjusted net income was $130.8 million in 2007, compared to $139.7 million in 2006. In both years, adjusted net income had substantially exceeded $100 million; the level contemplated when the contractual bonus arrangements were established in 2004.

The 2007 award in respect of the Company’s 2006 performance was in the form of stock options. The Committee chose to award restricted stock units in 2008 in respect of the Company’s 2007 performance because it believed that the greater certainty of receipt of the benefits of the award would provide a more meaningful incentive to the executives. Also, with the price of the common stock near historical lows at the time, the Compensation Committee believed that the issuance of stock options would be overly dilutive. To maintain equivalence with the 2007 stock option award, the Compensation Committee employed a customary ratio of options to acquire 2.5 shares of common stock for each restricted stock unit. The Compensation Committee took into consideration the fact that the award of these restricted stock units would not be exempt from the Section 162(m) deduction limits and, therefore will not be deductible if the compensation of an executive in the relevant year exceeds $1 million. However, the Compensation Committee believed that the factors favoring issuance of the units outweighed this consideration.

The RSU awards were as follows: Dr. Zandman, 84,000; Dr. Paul 56,000; and Mr. Grubb, 28,000. The awards became effective upon stockholder approval of amendments to the Company’s Stock Incentive Program to provide for the grant of RSUs at last year’s annual meeting held on May 28, 2008. For Drs. Zandman and Paul and Mr. Grubb, the RSUs vest in six equal installments, the first on the date of stockholder approval, and the remainder on the first five anniversaries of that date. Following the termination of his employment, Mr. Grubb forfeited the remaining installments of his award.

The Compensation Committee awarded to these executives an equivalent number of RSUs in respect of 2008, also with a six year vesting schedule, contingent on the Company achieving a specified percentage net increase in adjusted net income per share in 2008 over adjusted net income per share in 2007. Adjusted net income of $99,189,000 for 2008 declined in comparison to the prior year, and these grants were therefore forfeited. As discussed above, the Compensation Committee determined not to grant any discretionary equity-based compensation for 2009.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Zandman and Mr. Shoshani are employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc. and are residents of Israel. As a result, they are entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other named executive officers, including:

  advanced training fund, 7.5% of base salary
  severance fund, 8.33% of base salary
  disability insurance, 2.5% of base salary
  pension fund, 5% of base salary

These benefits are required by Israeli law and employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for these executives.

Foreign currency considerations

Dr. Paul is employed by Vishay Europe GmbH, a German subsidiary of Vishay Intertechnology, Inc., and is a German citizen. Accordingly, our employment agreement with Dr. Paul provides for his base salary to be denominated (and paid) in euro. Messrs. Zandman and Shoshani in 2008, as residents of Israel, now have their base salaries denominated (and paid) in Israeli new shekels. With the weakening of the U.S. dollar versus the euro and the Israeli shekel in recent years, the amounts reported in U.S. dollars as compensation for these executives effectively increased.

The Compensation Committee evaluates the effect of foreign currency conversion rates in formulating the overall compensation package for these executives.

Tax deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three highest paid other executive officers, other than the Chief Executive Officer and the Chief Financial Officer. However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Vishay believes that the compensation generally is fully deductible for federal income tax purposes. The annual bonuses under the 162(m) Plan are based on Vishay’s earnings, and therefore qualify as performance-based compensation. All stock options awarded by Vishay also qualify as performance-based compensation, as do most awards of restricted stock and restricted stock units, the vesting of which requires the Company to achieve performance targets of a type contemplated by a plan approved by stockholders.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers. For example, Dr. Paul’s base salary for 2008 exceeded $1 million, largely because his salary is payable in euro and the dollar has weakened considerably against the euro in recent years. The 2004 employment agreements provide for mandatory deferral of any such compensation under those agreements until the payment of the compensation would be deductible by Vishay for federal income tax purposes. The restricted stock units granted in 2008 in respect of the Company’s 2007 performance do not qualify as performance-based compensation. The Compensation Committee determined that the factors favoring granting these awards outweighed the tax considerations.

Nonqualified deferred compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A to the Internal Revenue Code, which changed the tax rules applicable to nonqualified deferred compensation arrangements. A violation of these new rules could result in the imposition of a 20% penalty tax on the affected executives. The Compensation Committee, through its legal counsel, is monitoring compliance with Section 409A.

Certain covenants

Under the terms of their employment contracts, the executives are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants for executives other than Dr. Zandman remain in force through the second anniversary of the date of termination of the executive’s employment with the Company. The covenants for Dr. Zandman are intended to continue in force for the longest period allowed by law. The non-disparagement and confidentiality covenants have no specified term. While the payments and benefits to the executives are made in consideration of the executives’ compliance with these covenants, there are no specific forfeiture provisions in the employment contracts for a breach of the covenants.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Zvi Grinfas, Chairman
Dr. Abraham Ludomirski
Thomas C. Wertheimer

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes information regarding compensation earned, held by, or paid to our named executive officers during 2008. The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each named executive officer described in “Compensation Discussion and Analysis,” and the “Grants of Plan Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation” tables on the pages which follow:

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
					Options	Incentive	Deferred Comp.	All Other
		Salary	Bonus	Stock Awards	Awards	Plan Comp.	Earnings	Comp.
		(1)	(2)	(3)	(4)	(2)	(5) (6)	(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. Felix Zandman	2008	$975,000	—	$379,655	$643,542	$2,925,000	—	199,607	5,122,804
Executive Chairman of the Board and	2007	975,000	—	68,750	505,306	2,925,000	—	196,452	4,670,508
Chief Technical and Business	2006	975,000	—	69,550	8,229	2,925,000	—	202,821	4,180,600
Development Officer

Dr. Gerald Paul	2008	1,103,939	—	272,133	429,030	991,889	163,548	137,500	3,098,039
President and Chief Executive Officer (8)	2007	961,105	—	68,750	336,874	1,814,948	214,651	137,500	3,533,828
	2006	830,000	—	69,550	5,486	1,965,788	186,095	137,500	3,194,419

Dr. Lior Yahalomi	2008	295,144	—	—	118,327	45,313	19,048	14,156	491,988
Executive Vice President and Chief
Financial Officer (9)

Richard Grubb	2008	323,333	—	103,200	(66,788)	991,889	142,839	1,866,805	3,361,278
Former Executive Vice President and Chief	2007	468,000	—	68,750	168,438	1,404,000	69,578	132,884	2,311,650
Financial Officer (10)	2006	450,000	—	69,550	5,486	1,350,000	76,077	129,570	2,080,683

Marc Zandman	2008	396,594	—	57,100	54,759	90,225	5,323	303,162	907,163
Vice Chairman of the Board, Chief	2007	333,704	—	68,750	66,586	101,780	—	219,385	790,205
Administration Officer, and President -	2006	240,000	—	69,550	3,657	115,705	1,494	174,117	604,523
Vishay Israel Ltd. (11)

Ziv Shoshani	2008	334,819	—	57,100	54,759	39,341	3,664	297,824	787,507
Executive Vice President and Chief	2007	281,724	—	68,750	66,586	69,586	—	206,563	693,209
Operating Officer (12)	2006	205,000	—	69,550	3,657	83,921	1,545	160,343	524,016

____________________

(1)	Column (c) reflects base salary earned during the respective years and, for Drs. Zandman and Yahalomi and Mr. Grubb, includes amounts deferred in accordance with the provisions of our 401(k) plan. Dr. Paul’s employment agreement specifies that his salary be denominated and paid in euro. The employment agreements for Messrs. Zandman and Shoshani provide for their salaries to be denominated in U.S. dollars, but the Company subsequently agreed with the executives to denominate their salaries in Israeli shekels. The amounts presented above have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)	Bonuses for the named executive officers are considered non-equity incentive compensation and are included in Column (g). Dr. Zandman’s bonus was based on a formula of 3.0% of Adjusted Net Income, and bonuses for Dr. Paul and Mr. Grubb were based on a formula of 1.0% of Adjusted Net Income. Bonuses under Vishay’s 162(m) Plan are capped at three times base salary. The bonuses of Dr. Paul, Mr. Zandman, and Mr. Shoshani are paid in foreign currency (euro, Israeli shekel, and Israeli shekel, respectively) and are reflected in the table at the weighted average exchange rate for the year.

(3)	Column (e) represents the grant-date fair value of 5,000 phantom stock units awarded annually to certain named executive officers pursuant to the terms of their employment agreements. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized. Column (e) also includes the amount recognized as an expense by Vishay for financial statement purposes with respect to restricted stock units held by certain named executives, and does not reflect the value of shares actually received or which may be received in the future with respect to such restricted stock units. The amounts are based on the grant-date fair value and are recognized over the vesting periods of the respective awards. No amounts are included for performance based restricted stock units for which performance objectives were not achieved.

(4)	Column (f) represents the amount recognized as an expense by Vishay for financial statement reporting purposes with respect to stock options held by the named executive officers during 2006, 2007, and 2008 and does not reflect the value of shares actually received or which may be received in the future with respect to such stock options. The amounts are based on the grant-date fair value and are recognized over the vesting periods of the respective awards. There can be no assurance that the grant-date fair value of these awards will ever be realized. The assumptions used in computing the grant-date fair value are detailed in Note 12 to Vishay’s consolidated financial statements for the year ended December 31, 2008, included in its Annual Report on Form 10-K. Column (f) includes a net benefit of $66,788 recognized upon Mr. Grubb’s termination of employment due to the reversal of cumulative expenses recorded under SFAS No.123-R. The amounts realized in 2008 by named executive officers with respect to options exercised appears in Columns (b) and (c) of the “Option Exercises and Stock Vested” table.

(5)	Column (h) reflects the change in the actuarial present value of the named executive officer’s pension and other post employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements. For Dr. Paul, conversion of his euro-denominated pension benefit into U.S. dollars had the impact of increasing the amount disclosed by $135,000 in 2006, $210,000 in 2007, and $145,933 in 2008. Column (h) does not include any amounts for the benefits payable to Dr. Zandman, because changes in actuarial assumptions reduced the present value of Dr. Zandman’s accumulated benefit by $2,017,000 at December 31, 2006 compared to December 31, 2005, by $405,000 at December 31, 2007 compared to December 31, 2006, and by $199,507 at December 31, 2008 compared to December 31, 2007. See the “Pension Benefits” table for more information on the benefits payable to the named executive officers under their respective pension plans.

(6)	The named executive officers also participate in our nonqualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2006, 2007, or 2008 was “above market” or “preferential.” Consequently, no deferred compensation plan earnings are included in the amounts reported in Column (h). See the “Nonqualified Deferred Compensation” table for more information on the benefits payable under the nonqualified deferred compensation plan.

(7)	All other compensation includes amounts deposited on behalf of each named executive officer into Vishay’s nonqualified deferred compensation plan pursuant to the employment agreements with each named executive officer, personal use of company car, Company match on 401(k) contributions, benefits generally available to employees in Israel, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2008	2007	2006
Dr. Felix Zandman	$147,735	$150,000	$150,000	Company contribution to non-qualified deferred compensation plan
	22,200	22,200	22,200	Personal use of Company car
	4,600	4,500	4,200	Company match to 401(k) plan
	13,948	8,628	15,297	Company-paid medical costs
	11,124	11,124	11,124	Group Term Life imputed income

Dr. Gerald Paul	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	37,500	37,500	37,500	Personal use of Company car *

Dr. Lior Yahalomi	$859	$—	$—	Company contribution to non-qualified deferred compensation plan
	7,455	—	—	Personal use of Company car
	4,600	—	—	Company match to 401(k) plan
	1,242	—	—	Group Term Life imputed income

Richard Grubb	$1,500,000	$—	$—	Lump sum severance payable
	161,667	—	—	Salary continuation payable
	80,000	—	—	Consulting fees
	98,490	100,000	100,000	Company contribution to non-qualified deferred compensation plan
	16,999	22,932	20,114	Personal use of Company car
	4,600	4,500	4,200	Company match to 401(k) plan
	1,895	1,888	1,693	Company-paid medical costs
	3,154	3,564	3,563	Group Term Life imputed income

Marc Zandman	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	16,158	9,288	10,094	Personal use of Company car *
	159,957	83,963	64,023	Israeli employment benefits *
	27,047	26,134	—	Medical and prescription drug insurance premiums (Blue Cross / Blue Shield)

Ziv Shoshani	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	12,871	9,537	11,205	Personal use of Company car *
	157,906	70,892	49,138	Israeli employment benefits *
	27,047	26,134	—	Medical and prescription drug insurance premiums (Blue Cross / Blue Shield)

(8)	Dr. Paul was Chief Operating Officer through December 31, 2006.

(9)	Dr. Yahalomi was appointed Executive Vice President and Chief Financial Officer on September 1, 2008. Amounts presented include amounts earned in his previous position as Senior Vice President - Mergers and Acquisitions.

(10)	In addition to the listed positions, Mr. Grubb was also Treasurer through May 2007. Mr. Grubb terminated his employment for “good reason” effective September 1, 2008. Mr. Grubb’s salary presented in the table was pro-rated for the portion of the year he was employed by the Company. Under the terms of his severance arrangements, Mr. Grubb will continue to receive his base salary for a period of three years from the date of termination of employment provided that he continues to comply with certain non-competition and non-solicitation covenants. His salary continuance for 2008 (4/12 of his annual salary) and lump sum severance payment are reported in “All Other Compensation.” Please refer to “Severance of Richard N. Grubb” for full description of his severance arrangement. Mr. Grubb also earned consulting fees totaling $80,000 in 2008 following termination of his employment.

(11)	Mr. Zandman was appointed Chief Administration Officer effective January 1, 2007.

(12)	Mr. Shoshani was appointed Chief Operating Officer effective January 1, 2007 and was Deputy Chief Operating Officer during 2006.

Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each named executive officer during 2008. The information included in the table should be read in conjunction with the footnotes which follows and the description of Vishay’s Senior Executive Phantom Stock Plan described in “Compensation Discussion and Analysis.”

				All Other
		Estimated Future	All Other	Option
		Payouts Under	Stock	Awards:	Exercise	Grant Date
		Non-Equity	Awards:	Number of	or Base	Fair Value of
		Incentive Plan	Number of	Securities	Price of	Stock and
		Awards Max	Shares of	Underlying	Option	Option Awards
	Grant	($)	Stock or	Option	Awards	($)
Name	Date	(1)	Units (2)	(#)	($/sh)	(3)
Dr. Felix Zandman	1/2/2008	$2,925,000	5,000	—	—	$57,100
	5/28/2008	$—	168,000		—	$1,659,840

Dr. Gerald Paul	1/2/2008	$3,311,817	5,000	—	—	$57,100
	5/28/2008	$—	112,000		—	$1,106,560

Dr. Lior Yahalomi	8/18/2008	$—	—	30,000	$8.72	$147,095

Richard Grubb (4)	1/2/2008	$1,455,000	5,000	—	—	$57,100
	5/28/2008	$—	56,000		—	$553,280

Marc Zandman (5)	1/2/2008	$—	5,000	—	—	$57,100

Ziv Shoshani (5)	1/2/2008	$—	5,000	—	—	$57,100

(1)	Amounts in this column represent three times the executive’s base salary in the case of each of Dr. Zandman, Dr. Paul and Mr. Grubb, because their maximum bonuses are limited under the Company’s 162(m) Plan to such amount. Dr. Paul and Mr. Grubb’s actual incentive plan awards were $991,889, respectively. See footnote 2 to the Summary Compensation Table above.

(2)	Included in this column are awards of phantom stock granted effective January 2, 2008 and awards of restricted stock units granted effective May 28, 2008.

One half of the restricted stock units were granted with only a service condition. Of these, one-sixth vested on the date of grant and the remainder will vest in equal installments on the next five anniversaries of the date of grant. The other half of the restricted stock units were granted on the condition that adjusted net income per share for 2008 exceeds by a specified amount adjusted net income per share for 2007. This condition was not satisfied, and these restricted stock units were forfeited.

All restricted stock units granted to Mr. Grubb with a service condition that were unvested as of the date of the termination of his employment on September 1, 2008 (23,333 units) were forfeited.

(3)	Amounts in this column include:

  the grant-date fair value of 5,000 phantom stock units awarded annually to certain executive officers pursuant to the terms of their employment agreements. The amount is calculated using the closing price of Vishay stock on the grant date of $11.42. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized;
  the grant-date fair value of the restricted stock units. The amount is calculated using the closing price of Vishay stock on the date of grant of $9.88. The common stock underlying these awards is not received until the awards are vested, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized. The performance-based vesting conditions for certain restricted stock units were not met and the related restricted stock units were forfeited; and
  the grant-date fair value of stock options granted. The amount is calculated using the Black-Scholes option pricing model which incorporates weighted average assumptions of expected dividend yield, risk-free interest rate, expected volatility, and expected life.

(4)	Effective September 1, 2008, Mr. Grubb terminated for “good reason” his employment as Executive Vice President and Chief Financial Officer. As result, all of his unvested restricted stock units were forfeited.

(5)	Mr. Zandman and Mr. Shoshani were eligible to receive restricted stock unit grants in 2008. However, to ensure that there were no unintended personal Israeli tax consequences to Mr. Zandman and Mr. Shoshani, the Company had to make certain regulatory filings in Israel before such grants could be made to these executives. The approvals required by the Israeli tax authority have not yet been received. Accordingly, the grants to these executives will not be made until the Compensation Committee has acted upon the approval of the Israeli tax authority.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options held by our named executive officers, other than Mr. Grubb, as of December 31, 2008. All options held by Mr. Grubb, vested and unvested, expired in 2008 following termination of his employment.

	Option Awards						Stock Awards
				Equity Incentive
				Plan Awards:
				Number of				Market Value
		Number of		Securities				of Shares
		Securities	Number of Securities	Underlying			Number of Shares	or Units of
		Underlying	Underlying Unexercised	Unexercised	Option		or Units of Stock	Stock That
		Unexercised Options	Options (#)	Unearned Options	Exercise Price	Option	That Have Not	Have Not
Name	Grant Date (1)	(#) Exerciseable	Unexerciseable	(#)	($)	Expiration Date	Vested (#)	Vested ($)
Dr. Felix Zandman	10/8/1999	40,500	—	—	$15.33	10/8/2009	—	—
	10/12/2000	27,000	—	—	$25.13	10/12/2010	—	—
	5/22/2007	35,000	175,000	—	$18.00	5/22/2017	—	—
	5/28/2008	—	—	—	—	—	70,000	$239,400
Total		102,500	175,000	—			70,000	$239,400

Dr. Gerald Paul	10/8/1999	27,000	—	—	$15.33	10/8/2009	—	—
	10/12/2000	18,000	—	—	$25.13	10/12/2010	—	—
	5/22/2007	23,334	116,666	—	$18.00	5/22/2017	—	—
	5/28/2008	—	—	—	—	—	46,667	$159,601
Total		68,334	116,666	—			46,667	$159,601

Dr. Lior Yahalomi	6/26/2006	6,668	13,332	—	$15.83	6/26/2016	—	—
	6/26/2007	4,167	20,833	—	$15.61	6/26/2017	—	—
	8/18/2008	—	30,000	—	$8.72	8/18/2018	—	—
Total		10,835	64,165	—			—

Marc Zandman	10/8/1999	18,000	—	—	$15.33	10/8/2009	—	—
	10/12/2000	12,000	—	—	$25.13	10/12/2010	—	—
	2/27/2007	4,167	20,833	—	$14.25	2/27/2017	—	—
Total		34,167	20,833				—

Ziv Shoshani	10/8/1999	18,000	—	—	$15.33	10/8/2009	—	—
	10/12/2000	12,000	—	—	$25.13	10/12/2010	—	—
	2/27/2007	4,167	20,833	—	$14.25	2/27/2017	—	—
Total		34,167	20,833	—			—
____________________

(1)

Options vest in six equal annual installments beginning on the first anniversary of the date of grant. Restricted stock units vest in six equal installments beginning on the date of stockholder approval of the amendment to the 2007 Stock Incentive Program that enabled the grants.

Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our named executive officers during 2008 as a result of the exercise of stock options and vesting of restricted stock units.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Dr. Felix Zandman	—	$—	14,000	$138,320
Dr. Gerald Paul	—	—	9,333	92,210
Richard Grubb	—	—	4,667	46,110

Pension Benefits

Vishay maintains various retirement benefit plans and arrangements.

Dr. Zandman’s employment agreement provides an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually). These benefits are fully vested. Dr. Zandman does not participate in any of Vishay’s defined benefit retirement plans.

Vishay Europe GmbH, a German subsidiary of Vishay, has a noncontributory defined benefit plan governed by German law covering its management and executive employees. Dr. Paul is the only named executive officer that participates in this plan. Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment (“final average compensation”). The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the Company plan. Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation. The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In the United States, Vishay maintains a pension plan which provides defined benefits to U.S. employees whose benefits under the qualified pension plan would be limited by the Employee Retirement Security Act of 1974 (“ERISA”) and the Internal Revenue Code. This plan is contributory and, other than the fact that it is nonqualified under ERISA, provides substantially the same benefits that are available under Vishay’s qualified retirement plan. Employees with five or more years of service are entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant’s 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension is the sum of all units earned during the employee’s career. The plan permits early retirement if the participant is at least age 55 and has at least five years of service. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities. Employees are 100% vested immediately in their contributions. If employees terminate before rendering five years of service, they forfeit the right to receive the portion of their accumulated plan benefits attributable to the Company’s contributions. Employees may elect to receive the value of their accumulated benefits as a lump-sum distribution upon retirement or termination, or they may elect to receive their benefits as a life annuity payable monthly from retirement. For each employee electing a life annuity, payments will not be less than the greater of (a) the employee’s accumulated contributions plus interest or (b) an annuity for five years. Effective January 1, 2009, the U.S. pension plans have been frozen. Benefits accumulated as of December 31, 2008 will be paid to employees upon retirement, but no further benefits will accrue beyond that date. To mitigate the loss in benefits of these employees, effective January 1, 2009, the Company increased the Company-match portion of its 401(k) defined contribution savings plan for employees impacted by the pension freeze. Mr. Grubb and Dr. Yahalomi are the only executive officers that participate in this defined benefit plan.

As part of their respective employment agreements, certain executive officers and their surviving spouses are entitled to receive medical coverage up to a $15,000 annual premium value for life if they terminate employment after attaining age 62. These benefits are fully vested.

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit (1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Dr. Felix Zandman	Individual contractual pension arrangement	n/a	$3,627,493	—
	Individual contractual post-employment medical arrangement	n/a	65,231	—

Dr. Gerald Paul (2)	Vishay Europe GmbH Pension Plan and individual contractual arrangement	31	1,728,993	—
	Individual contractual post-employment medical arrangement	n/a	156,309	—

Dr. Lior Yahalomi	Vishay Nonqualified Retirement Plan	2.5	31,523	—

Richard Grubb	Vishay Nonqualified Retirement Plan (3)	13.5	614,688	—
	Individual contractual post-employment medical arrangement	n/a	181,476	—

Marc Zandman	Individual contractual post-employment medical arrangement	n/a	51,904	—

Ziv Shoshani	Individual contractual post-employment medical arrangement	n/a	27,612	—
____________________

(1)

These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay’s consolidated financial statements included in our 2008 Annual Report on Form 10-K.

(2)	Dr. Paul’s benefits are denominated in euros. The dollar amount shown in the table is based on the year to date weighted average conversion rate for 2008.

(3)	Mr. Grubb elected to begin participating in this plan effective July 1, 1995, and received no credit for prior service.

Nonqualified Deferred Compensation

The named executive officers participate in a nonqualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code. Certain executive officers are entitled under their respective employment agreements to annual contributions to this plan by Vishay, less certain applicable taxes. The named executive officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations. Only Dr. Yahalomi has elected to defer additional amounts of compensation.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment. Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation. All of the named executive officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum. To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2008 was “above market” or “preferential.”

The following table sets forth information relating to the activity in the nonqualified deferred compensation plan accounts of the named executive officers during 2008 and the aggregate balance of the accounts as of December 31, 2008:

		Registrant			Aggregate
	Executive	Contributions in	Aggregate	Aggregate	Balance at
	Contributions in	Last Fiscal Year	Earnings in Last	Withdrawals/	Last Fiscal
	Last Fiscal Year	(1)	Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Dr. Felix Zandman	$—	$147,735	$16,521	—	$835,303
Dr. Gerald Paul	—	100,000	11,068	—	560,028
Dr. Lior Yahalomi	141,773	859	(146,452)	—	291,406
Richard Grubb	—	98,490	11,014	—	556,868
Marc Zandman	—	100,000	(178,175)	—	410,053
Ziv Shoshani	—	100,000	(48,362)	—	513,647
____________________

(1)

These amounts are included in Column (i) of the “Summary Compensation Table” as a component of “All Other Compensation.” No portion of the earnings credited during 2008 was “above market” or “preferential.” Accordingly, no amounts related to earnings on deferred compensation have been included in the “Summary Compensation Table.”

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our named executive officers provide incremental compensation in the event of termination, as described below. Generally, Vishay does not provide any severance or other benefits specifically upon a change in control. Termination of employment also impacts outstanding stock options, restricted stock units, phantom stock units, and nonqualified deferred compensation balances.

Current Executives other than Dr. Zandman

The executive employment contracts of Dr. Paul and Messrs. Zandman and Shoshani contain severance provisions providing generally for 3 years of compensation in the case of a termination without cause or a voluntary termination by the executive for “good reason” (as defined in the employment agreement). Specifically, severance items include:

  salary continuation for three years, payable over three years;

  5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;

  bonus for the year of termination;

  $1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;

  lifetime continuation of executive’s life insurance benefit; and

  continuation of executive’s medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to $15,000 annual premium value if the termination occurs after attaining age 62.

The Company is required to give Dr. Yahalomi three months prior notice of its intention to terminate his employment without cause. If he remains employed through the end of the three month period, he will be entitled to receive a severance payment equal to nine months of base salary. If the Company terminates his employment without cause and fails to provide him with three months’ notice, or if it terminates his employment without cause during the notice period, Dr. Yahalomi will be entitled to a severance payment equal to 12 months of base salary less any salary paid to Dr. Yahalomi during the shortened notice period. Dr. Yahalomi will receive accrued benefits under the Vishay Nonqualified Retirement Plan once his pension benefits are vested. If he leaves the Company prior to vesting, he is entitled only to the repayment of his contributions plus associated interest.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

The following table sets forth the compensation that would have been received by each of the Company’s executive officers other than Dr. Zandman had they been terminated as of December 31, 2008.

				Lump sum			Non-qualified
	Salary			termination		Life insurance /	deferred
	cont.	Bonus	Stock grants	payment	Pension	Medical benefit	compensation
	(1)	(2)	(3)		(4)	(4)	(5)
Dr. Gerald Paul	$3,311,817	$981,889	$51,300	$1,500,000	$1,728,993	$156,309	$560,028
Dr. Lior Yahalomi	295,144	45,313	–	–	31,523	–	291,406
Marc Zandman	1,189,782	90,225	51,300	1,500,000	–	51,904	410,053
Ziv Shoshani	1,004,457	39,341	51,300	1,500,000	–	27,612	513,647
____________________

(1)	Equals 3 times U.S. dollar value of 2008 salary, paid over three years, for Dr. Paul and Messrs. Zandman and Shoshoni.

(2)	Consists of bonus and non-equity incentive plan compensation for 2008 as reflected in the “Summary Compensation Table”.

(3)	Equals 15,000 shares multiplied by $3.42, which was the closing price of Vishay’s common stock on December 31, 2008. The shares are to be paid out over three years.

(4)	Present value of accumulated benefit reflected in the “Pension Benefits” table, paid annually until death.

(5)	Aggregate balance at year end as reflected in the “Nonqualified Deferred Compensation” table.

Dr. Zandman

Due to Dr. Zandman’s unique position with Vishay, the Compensation Committee decided that any severance package for Dr. Zandman would be negotiated at the time of Dr. Zandman’s termination of employment. Dr. Zandman’s employment agreement provides that in the event of a termination of his employment by Vishay without cause or by Dr. Zandman for “good reason” (as defined in the employment agreement), Dr. Zandman will receive the annual bonus for the year of termination and the reactivation of a previously negotiated royalty arrangement. Under the royalty arrangement, Dr. Zandman is entitled to receive a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating inventions created, discovered or developed by him or under his direction. This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and cannot be modified or eliminated without Dr. Zandman’s consent.

The Company engaged a consultant in 2007 to assist its evaluation of the royalties to which Dr. Zandman would be entitled under his contract were his employment to be terminated. Based in part upon the work of this consultant and its own updated computations, management estimates that the present value of the royalties to which Dr. Zandman would be entitled were his employment terminated at December 31, 2008 would be between approximately $370 million and $445 million. The estimate requires management to make significant estimates and assumptions regarding the total revenues of the Company and the revenue attributable to products subject to the royalty arrangement during the ten-year royalty payment period. Actual royalty payments would likely differ from this estimate. The discount rate used in computing the present value of the royalty payments is based upon the Company’s weighted average cost of capital at December 31, 2008 and reflects significant market risk premiums.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive’s average annual compensation. Vishay does not provide any severance or other benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance might be subject to the excise tax. The 2004 employment agreements provide for Vishay to reimburse the named executive officers for any excise tax. The Compensation Committee believes that it would be unfair for the executive to be taxed in such a case since the payments are not intended to be made with respect to a change in control.

Impact on Nonqualified Deferred Compensation Balances

As described above, the named executive officers participate in a nonqualified deferred compensation plan. All of the named executive officers have elected to defer such compensation until retirement or termination of employment, at which time the amounts would be paid in a lump sum.

Impact on Outstanding Stock Options

The named executive officers have stock options outstanding that were granted under the 1998 Stock Option Program or the 2007 Stock Incentive Program. The outstanding stock options as of December 31, 2008 were as follows:

Name	1998 Program	2007 Program	Total
Dr. Felix Zandman	277,500	—	277,500
Dr. Gerald Paul	185,000	—	185,000
Dr. Lior Yahalomi	—	75,000	75,000
Marc Zandman	55,000	—	55,000
Ziv Shoshani	55,000	—	55,000

Pursuant to the 1998 Stock Option Program and the 2007 Stock Incentive Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options). Upon voluntary termination, the optionee has up to 60 days to exercise any vested options. However, Vishay has, in the past, modified these terms as part of negotiated termination agreements.

Based on the year-end 2008 closing price of $3.42 for Vishay’s common stock on the NYSE, none of the options currently held by our named executive officers are in the money.

Impact on Restricted Stock Units

Certain executive officers received grants of restricted stock units. In the event of termination, all unvested restricted stock units are forfeited. At December 31, 2008, Dr. Zandman and Dr. Paul had 70,000 and 46,667 unvested restricted stock units, respectively.

Impact on Phantom Stock Units

Certain executive officers receive an annual grant of 5,000 phantom stock units pursuant to their respective employment agreements. Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by certain executive officers and the value of the underlying common stock at December 31, 2008:

	Phantom
Name	Stock Units	Value
Dr. Felix Zandman	25,000	$85,500
Dr. Gerald Paul	25,000	$85,500
Marc Zandman	25,000	$85,500
Ziv Shoshani	25,000	$85,500

The table above excludes the 2009 annual grant to certain executive officers of 5,000 phantom stock units.

Severance of Richard N. Grubb

Effective September 1, 2008, Mr. Grubb terminated his employment for “good reason” (as defined in his employment agreement), as a result of organizational changes in the Company’s corporate finance and accounting functions. Mr. Grubb currently serves as a part-time consultant to Dr. Zandman in his capacity as Executive Chairman under an at-will arrangement. Under the terms of his employment agreement, Mr. Grubb is entitled to receive:

  continued payment for a three-year period of his $485,000 annual salary;

  5,000 shares of common stock annually for three years;

  a $991,889 bonus for 2008 in accordance with the Company’s 162(m) Plan, which was payable to him upon termination;

  $1,500,000 lump sum cash payment, which was payable to him upon termination; and

  lifetime continuation of his medical benefit up to $15,000 annual premium value and lifetime continuation of his life insurance.

Mr. Grubb is also entitled to receive the payout of his nonqualified deferred compensation plan benefit upon termination. Payment of this benefit is delayed by six months due to “key employee” provisions of Section 409A. All options held by Mr. Grubb, vested and unvested, expired by their terms in 2008 and all 25,000 phantom stock units held by Mr. Grubb were converted into shares of common stock following termination of his employment.

The Company recorded $3,575,000 in severance charges associated with Mr. Grubb’s termination during 2008. Mr. Grubb currently serves as a part-time consultant to the Company’s Executive Chairman under an at-will arrangement, for which he earned $80,000 during 2008.

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2008.

			Number of shares of
			Common Stock
		Weighted-	remaining available
	Number of shares of	average	for future issuance
	Common Stock to	exercise price	under equity
	be issued upon	of outstanding	compensation plans
	exercise of	options,	(excluding shares
	outstanding options,	warrants and	reflected in the first
	warrants and rights	rights	column)
Equity compensation plans approved by stockholders (1)
1998 Stock Option Program	1,886,000	$19.69	—
General Semiconductor Stock Option Program	1,931,000	$17.69	—

2007 Stock Incentive Program (2)
Stock options	87,000	$12.89	(2)
Restricted Stock Units	197,000	n/a	(2)
Total 2007 Stock Incentive Program	284,000		2,625,000

Senior Executive Phantom Stock Plan (3)	100,000	n/a	165,000
Total approved by stockholders	4,201,000		2,790,000

Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	4,201,000		2,790,000
____________________

(1)

Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

(2)

The 2007 Stock Incentive Program provides for the grant of stock options, restricted stock, unrestricted stock, and restricted stock units. Therefore the shares available for future issuance are presented only in total for the program.

(3)

The Senior Executive Phantom Stock Plan provides for the granting of phantom stock units to individuals whose employment arrangements with the Company provide for such grants. Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual's termination of employment or any other future date specified in the employment agreement. Because these awards have no exercise price, there is no calculation of the weighted average exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Vishay maintains employment agreements with our Executive Chairman, Chief Executive Officer, and each of our other executive officers. See “Executive Compensation” above.

Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director and executive officer Ziv Shoshani. Mr. Yitzhak Shoshani is Vice President and General Manager of, and owns 33.3% of, Ecomal Israel, a non-exclusive distributor of our products mainly in the Israeli market. Mr. Yitzhak Shoshani earned $341,055 in connection with the performance of Ecomal Israel for 2008.

Dubi Zandman is a cousin of Executive Chairman Dr. Felix Zandman and a Vice President of the Vishay Measurements Group. For 2008, Mr. Dubi Zandman received salary and bonus of $189,539.

Steven C. Klausner is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Vice Chairman Marc Zandman. Mr. Klausner is a Vice President and Treasurer of Vishay. For 2008, Mr. Klausner received salary, bonus, and benefits totaling $174,059.

Roy Shoshani is the brother of Ziv Shoshani and the nephew of Ruta Zandman and Dr. Felix Zandman. Mr. Roy Shoshani was employed in the research and development department of Vishay Israel Limited for a portion of 2008. He is currently Senior Director Division at Siliconix. For 2008, Mr. Roy Shoshani received salary and benefits totaling $382,785. His benefits include $53,846 for a housing allowance and $73,265 for relocation (which are customary for any Vishay employees on international assignments).

Eli Goddard is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited. For 2008, Mr. Goddard received a consulting fee of $59,037.

Alon Shagir is the brother-in-law of Marc Zandman. Mr. Shagir is employed by Vishay Israel Limited as a process engineer. For 2008, Mr. Shagir received salary and benefits totaling $43,032.

Ron Shoshani is a nephew of Ruta Zandman and Dr. Felix Zandman and a cousin of Ziv Shoshani. Since November 2006, Mr. Ron Shoshani has been employed as a sales engineer by Vishay Israel Limited. For 2008, Mr. Ron Shoshani received salary and benefits totaling approximately $74,169.

Shay Shoshani is a nephew of Ruta Zandman and Dr. Felix Zandman and a cousin of Ziv Shoshani. Since August 2008, Mr. Shay Shoshani has been employed as a bookkeeper by Ecomal Israel. For 2008, Mr. Shay Shoshani received salary and benefits totaling approximately $27,046.

Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions. The Nominating and Corporate Governance Committee has the responsibility to administer the policy. All related party transactions, including employment relationships and charitable contributions, must be approved or ratified by the Committee. Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated. A copy of the Related Party Transaction Policy is available to stockholders on our website and in print upon request.

Our Related Party Transaction Policy requires that all new employment relationships with a family member of a director or executive officer be approved by the Committee. The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting. The Board of Directors is not aware of any other matters proposed to be presented at the meeting. If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2008 accompanies this proxy statement. Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644-1300.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

To be eligible for inclusion in our proxy materials for the 2010 annual meeting, a stockholder proposal must be received by our Corporate Secretary by the close of business on December 16, 2009.

By order of the Board of Directors,

William M. Clancy
Corporate Secretary

April 9, 2009

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PROXY FORM
VISHAY INTERTECHNOLOGY, INC.
2009 Annual Meeting of Stockholders

The undersigned hereby appoints Dr. Felix Zandman, Dr. Gerald Paul, and Dr. Lior Yahalomi, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held at Vishay World Headquarters, 63 Lancaster Avenue., Malvern, PA 19355, at 11:30 a.m., local time, on Tuesday, May 26, 2009, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(1)	To elect the following four persons to the Board of Directors of Vishay to serve for terms of three years and until their successors are elected:

Class III Directors
Ziv Shoshani
Thomas C. Wertheimer
Marc Zandman
Ruta Zandman

FOR ALL	☐

WITHHOLD ALL	☐

EXCEPTIONS	☐	(To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and line through or otherwise strike out the name of such nominee(s) listed above.)

(2)	To ratify the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2009.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors Recommends a vote “FOR ALL” nominees listed in Proposal One, and “FOR” Proposal Two. If any other business is properly presented at the annual meeting, this proxy shall be voted in accordance with the judgment of the proxy holders. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

(Continued and to be dated and signed on the other side.)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR ALL” nominees listed in Proposal One and “FOR” Proposal Two.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Receipt of the notice of annual meeting and of the proxy statement and annual report of Vishay accompanying the same is hereby acknowledged.

Dated: __________________, 2009

(Signature of Stockholder(s))

(PRINT NAME(S))

Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

If you plan to attend the annual meeting, please check this box: ☐

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 26, 2009.

     The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2009 Annual Meeting of Stockholders

2008 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.